Exhibit 10.45

AMENDMENT
TO THE
SALLIE MAE 401(k) SAVINGS PLAN

This Amendment to the Sallie Mae 401(k) Savings Plan as most recently restated effective as of April 30, 2014 is effective as of the dates set forth below by SLM Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Sallie Mae 401(k) Savings Plan, originally effective as of April 1, 1974 (the “Plan”);

WHEREAS, the Company reserves the right to amend the Plan, by action of its Board of Directors or its designee, pursuant to Section 12.01 of the Plan;

WHEREAS, the Company has delegated the authority to amend the Plan to the management of the Company;

WHEREAS, the Company has determined that the Plan shall be amended, effective as of June 26, 2013, to comply with the Internal Revenue Service guidance implementing the U.S. Supreme Court’s decision in United States v. Windsor; and

WHEREAS, the Company has determined that the Plan shall be amended to clarify certain Plan terms.

NOW, THEREFORE BE IT RESOLVED, that the Plan is amended in the following particulars, effective as of the dates provided below:

1.	Effective as of April 30, 2014, Section 2.08 of the Plan is amended by inserting “short‑term and” after “hiring bonuses,”.

2.
Effective as of June 26, 2013, the Plan shall be amended by adding a new Section 2.57 to the Plan immediately following Section 2.56 of the Plan, and the remaining Sections of Article 2 of the Plan are renumbered accordingly, to read as follows:

“2.57    Spouse. Spouse means the person who is legally married to an Employee. Effective June 26, 2013, a person of the same sex as the Participant can be a spouse for purposes of the Plan, provided the couple was legally married in a jurisdiction that authorizes same-sex marriage (even if the couple lives in a jurisdiction that does not recognize same-sex marriage).”

3.
Effective as of June 26, 2013, the Plan is amended by striking “spouse” and replacing it with “Spouse” each time it appears in Sections 2.04, 2.14, 2.48 and 6.04 of the Plan and Section B.2 of Appendix B of the Plan.

4.	Effective as of January 1, 2014, Section 2.65 of the Plan is amended by striking “and partial” from the first sentence thereof.

5.	Effective as of April 30, 2014, the penultimate sentence of Section 5.02 of the Plan is struck from the Plan.

6.	Effective as of January 1, 2014, the final paragraph of Section 8.03 of the Plan is amended to read as follows:

“The net value of the vested portion of a Participant's account balance shall be determined by including that portion of the account that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(l6) of the Code.”

FURTHER RESOLVED, that the proper officers of the Company are authorized and directed to take all such actions, execute all such documents, and undertake any other actions that are necessary or desirable, in their discretion, to effectuate the foregoing resolutions, including the making of amendments (including amendments required by the Internal Revenue Service) to the above described Plan, in connection with the implementation of the above described actions, and filing the Plan with the Internal Revenue Service for a determination letter with respect to the qualification of the Plan under Section 401(a) of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on December _____, 2014.

SLM CORPORATION

By: ______________________________

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